Exhibit 4.41

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into on this 1st day of March, 2016 by and between BioLineRx Ltd., a company organized under the laws of the State of Israel, with its offices at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in 7177871 (“BioLine”), and Dr. Merril Gersten, whose address is 13472 Calle Colina, Poway, California 92064 (“Executive”).

WHEREAS, BioLine desires to employ Executive and Executive desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

1.	Employment.

1.1.
Executive shall serve in the position described in Exhibit A commencing on the date indicated in that exhibit (the “Commencement Date”). Executive shall be under the direct supervision of the Chief Executive Officer of BioLine or any individual designated by BioLine at its sole discretion (the “Supervisor”). Executive shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor diligently, conscientiously and in furtherance of BioLine’s best interests. Executive’s duties and responsibilities hereunder may also include other services performed for affiliates of BioLine.

1.2.
During the Employment Period (as defined in Section 5), Executive shall honestly, diligently, skillfully and faithfully serve BioLine, and undertakes to devote all of Executive’s efforts and the best of her qualifications and skills to promoting the business and affairs of BioLine, and shall at all times act in a manner suitable of her position and status in BioLine.

1.3.
Executive agrees and undertakes to inform BioLine, immediately after becoming aware of any matter that may in any way raise a conflict of interest between Executive and BioLine. Executive shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of Executive’s position in BioLine.

1.4.
Executive will be employed on a full time basis. Executive shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity except with the prior written consent of BioLine, which shall not be unreasonably withheld.

1.5.
Executive hereby confirms and declares that her position is one that requires a special measure of personal trust and loyalty. Accordingly, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to Executive, and Executive shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in said law or any other applicable law.

1.6.	Executive may also work outside of regular working hours and outside of regular working days, as may be required by BioLine from time to time.

1.7.
The parties hereby confirm that this is an agreement for personal services and that the relationship between the parties shall not be subject to any general or special collective employment agreement or any custom or practice of BioLine with respect to any of its other employees or contractors.

2.
Place of Performance. Executive shall be based at BioLine’s facilities in Modi’in. In addition, Executive may be required to perform work at such other places as are appropriate to the functions being performed by BioLine. Executive acknowledges and agrees that her position may involve significant domestic and international travel.

3.
Executive’s Representations and Warranties. Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of all its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which Executive is a party or by which Executive is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement Executive may have had with third parties and with respect to any allowed engagement Executive may have with any third party during the term of her engagement with BioLine (for purposes hereof, such third parties shall be referred to as “Other Employers”), Executive represents, warrants and undertakes that: (a) Executive’s engagement with BioLine is and will not be in breach of Executive’s undertakings towards Other Employers, and (b) Executive will not disclose to BioLine, or use, in provision of any services to BioLine, any proprietary or confidential information belonging to any Other Employers. Executive further represents and warrants that: (y) she does not suffer from any medical condition that may prevent from complying with duties and obligations under this Agreement; and (z) to Executive’s best knowledge, the employment by BioLine will not cause any hazard to Executive’s health.

4.
Proprietary Information; Confidentiality and Non-Competition. By executing this Agreement, Executive agrees to the provisions of BioLine’s Proprietary Information, Confidentiality and Non-Competition Agreement attached as Exhibit B hereto. The terms of Executive’s employment are personal and confidential, and Executive undertakes to refrain from disclosing such terms to any third party, other than her consultants, immediate family or as otherwise required by Israeli, United States and California law or injunction.

5.
Period of Employment. Executive’s employment by BioLine commences on the Commencement Date and shall then continue, unless terminated in accordance with the provisions of this Agreement. The time during which Executive shall be employed by BioLine shall be referred to as the “Employment Period”.

5.1.
Death or Disability. Executive’s employment will terminate upon the death of the Executive, and BioLine may terminate Executive’s employment after having established Executive’s disability. For purposes of this Agreement, “disability” means a physical or mental infirmity which impairs Executive’s ability to substantially perform Executive’s duties under this Agreement which continues for a period of at least ninety (90) consecutive days. Upon termination for disability, Executive shall be entitled to severance pay required by law, in accordance with the terms of this Agreement.

5.2.	Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party prior written notice, as set forth in Exhibit A (the “Notice Period”).

5.3.
Termination for Cause. In the event of a termination for Cause (as defined below), BioLine may immediately terminate the employment relationship effective as of the time of notice of the same, and without payment in lieu of prior notice. “Cause” means (i) a material breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to BioLine or its affiliates, unless required by law or injunction, and the engaging by Executive in any prohibited business competitive to the business of BioLine; (ii) any willful failure to perform or failure to perform competently any of Executive’s fundamental functions or duties hereunder, which was not cured within thirty (30) days after receipt by Executive of written notice thereof; (iii) any breach of this Agreement by Executive; and (iv) any other cause justifying termination or dismissal without severance payment under applicable law.

5.4.
Notice Period; End of Relations. During the Notice Period, the employment relationship hereunder shall remain in full force and effect and there shall be no change in Executive’s position with BioLine, the Salary, social benefits or in any other obligations of either party hereunder. At the option of BioLine, Executive shall during such period either continue with Executive’s duties or remain absent from BioLine’s premises. However, BioLine, at its own discretion, may terminate this Agreement and the employment relationship at any time immediately upon a written notice and pay Executive an amount equal to the Salary referred to in Section 6 below including any and all social benefits that would have been paid to Executive during the Notice Period in lieu of the prior notice. In any event of the termination of this Agreement, Executive shall (a) immediately return all company property, equipment, materials and documents and (b) cooperate with BioLine and use Executive’s best efforts to assist with the integration into BioLine’s organization of the person or persons who will assume the Executive’s responsibilities.  Under no circumstances will Executive have a lien over any property provided by or belonging to BioLine.

5.5.
Without derogating from all of BioLine’s rights according to the provisions of this Agreement and the law, upon the termination of this Agreement, BioLine shall have the right to deduct from any payment to be paid to Executive any sum owed by Executive to BioLine by a written document.

6.	Salary.

6.1.	BioLine shall pay or cause to be paid to Executive during the term of this Agreement a gross monthly salary in the amount set forth in Exhibit A per month (the “Base Salary”).

6.2.
The Salary will be paid no later than the ninth day of each calendar month after the month for which the Salary is paid, after deduction of any and all taxes and charges applicable to Executive, as may be in effect or which may hereafter be enacted or required by law. Executive shall notify BioLine of any change which may affect Executive’s tax liability.

7.	Relocation Costs Loan

In order to assist in the costs related to Executive’s relocation, BioLine agrees to provide Executive with a loan in the amount of $15,000 under the following terms:

7.1.
The loan shall be provided within seven days after the date that this Agreement is signed, and shall bear linkage to the Israeli consumer price index and annual interest at the lowest rate allowed in accordance with the rules for employee loans currently in effect as established by the Israeli Income Tax Authority.

7.2.	After completion of one year of employment, 33% of the loan (including accrued interest) shall be forgiven.

7.3.	After completion of two years of employment, 100% of the loan (including accrued interest) shall be forgiven.

7.4.
If Executive decides to terminate the employment arrangement prior to completion of two years of employment, the balance amount of loan then in effect (including linkage and accrued interest) shall become payable within 30 days of termination, and Executive hereby agrees that the balance amount shall be deducted from Executive’s Salary and/or any other payment due to Executive by BioLine. If BioLine decides to terminate the employment arrangement, other than for Cause as defined herein, the entire loan balance (including linkage and accrued interest) shall be immediately forgiven.

Executive will be responsible for all income taxes that may be payable upon forgiveness of the loan and accrued interest.

8.	Insurance and Social Benefits.

Executive shall be entitled to the following benefits:

8.1.
Manager’s Insurance/Pension Fund. During the Employment Period, BioLine will insure Executive under a “Manager’s Insurance Scheme” or pension fund as agreed to by the parties (collectively the “Policy”). In the case of a Manager’s Insurance Scheme, BioLine will pay an amount equal to 13⅓% of the Salary towards such Policy, of which 5% shall be for pension payments and 8⅓% shall serve to cover severance compensation. In addition, BioLine shall deduct from the Salary an amount equal to 5% of the Salary and forward the same to the Policy. In the case of a pension fund, BioLine will pay an amount equal to 14⅓% of the Salary towards such Policy, of which 6% shall be for pension fund payments and 8⅓% shall serve to cover severance compensation, and in addition, BioLine shall deduct from the Salary an amount equal to 5.5% of the Salary and forward the same to the Policy. Any tax payable in respect of such contributions to the Policy shall be borne and paid by Executive. The percentages listed above will be subject to adjustment in accordance with changes in applicable law from time to time.

8.2.
Executive hereby agrees and acknowledges that all of the payments that BioLine shall make to the abovementioned Policy shall be instead of any severance pay to which Executive or Executive’s successors shall be entitled to receive from BioLine with respect to the salary from which these payments were made and the period during which they were made, in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit C. BioLine hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy, unless (i) Executive’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (ii) Executive withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of sixty (60) or more.

8.3.
Disability Insurance. In addition to the foregoing, during the Employment Period BioLine will bear the cost of disability insurance with an insurance company (Ovdan Kosher Avoda).  The amount paid by BioLine for such insurance shall be as generally accepted, but shall not exceed 2.5% of the Salary.

8.4.
Advanced Study Fund. During the Employment Period, BioLine will maintain for the Executive an advanced study fund (Keren Hishtalmut) recognized by the Israeli Income Tax Authorities, such that BioLine and Executive shall contribute to such fund an amount equal to 7.5% of the Salary and 2.5% of the Salary, respectively. Any tax payable in respect of such contributions to such fund shall be borne and paid by Executive. All payments and contributions of BioLine with respect to these benefits shall be limited to the Salary and up to the highest amount recognized by the tax authorities.

8.5.	Convalescence. During the Employment Period, Executive shall be entitled to receive convalescence allowance (Dmei Havra’a) pursuant to applicable law.

8.6.
Sick Leave. Executive shall be entitled to be absent from work each year due to illness for the number of days allowed pursuant to the Sick Pay Law 5736 - 1976, and shall be entitled to fully paid sick leave upon presentation of appropriate medical documentation regarding said illness. Any amounts paid to Executive on account of the disability insurance indicated in subsection 8.3 will be on account of sick leave payment.

8.7.
Vacation. During the Employment Period, Executive shall be entitled to vacation in the number of working days per year as set forth in Exhibit A, as adjusted in accordance with applicable law.  A “working day” shall mean Sunday to Thursday inclusive, and the use of said vacation days will be coordinated with BioLine. Executive shall be entitled to accumulation and redemption of vacation days in accordance with BioLine’s policies, which may be amended from time to time in BioLine’s sole discretion.

For the avoidance of any doubt, due to the Company’s request that Executive move to Israel by early May 2016, she may therefore be required to return to the US one or more times during the first year of employment to finalize her relocation. Therefore, the Company will not unreasonably withhold its consent to allow Executive’s request for vacation.

8.8.
Health Insurance. Beginning on the Commencement Date, the Company will provide Executive with private medical insurance and shall give Executive a summary of the insurance policy in English. Such insurance will be provided to Executive until the earlier of: (i) her making aliyah and becoming eligible for health insurance coverage in Israel and (ii) 18 months from the Commencement Date.

8.9.
Mobile Phone; Computer. During the Employment Period, Executive shall be entitled to receive a mobile phone and a laptop computer. Executive shall use the mobile phone and computer (together hereinafter: the “Equipment”) in a standard and reasonable manner, and in accordance with BioLine’s policies. The Executive hereby agrees that any amount due by Executive to BioLine in connection with the Equipment (including, e.g., compensation for loss or damage of the Equipment) shall be deducted from Executive’s Salary.

8.10.
Automobile. During the Employment Period, for purposes of performance of Executive’s duties and tasks, BioLine shall make available to Executive a company vehicle of a type to be chosen by BioLine in accordance with its policy which may be amended from time to time (the “Company Car”). Before delivery of the Company Car, Executive shall sign BioLine’s Vehicle Agreement, the form of which is attached hereto as Exhibit G. Executive shall use the Company Car in accordance with the Vehicle Agreement as well as with BioLine’s car policy then in effect. For the avoidance of doubt, Executive agrees that the cost of the leasing and the cost of the use of the Company Car shall not constitute a component of Executive’s Salary, including with regard to social benefits or any other right to which Executive is entitled by virtue of this Agreement or under law.

9.
BioLine Property. Executive acknowledges and agrees that the Equipment, email account and any other device or system providing for transmittal and storage of information which are placed at Executive’s disposal by BioLine during the Employment Period are and shall remain the property of BioLine. Executive confirms her understanding that BioLine may review email correspondence and other information transmitted and stored by using the equipment stated above, and BioLine reserves the right to copy, store, present to others, and use such information. Executive acknowledges and agrees that any messages and data sent from, received by, or stored in or upon BioLine’s computers and communications systems are the sole property of BioLine, regardless of the form or content of these messages and data. Executive should not consider messages and data sent from, received by, or stored in or upon BioLine’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. Executive is deemed to have consented, subject to any applicable law, to any reasonable use, transfer and disclosure of all messages and data contained or sent via the BioLine’s computer and communications systems, including electronic mail. Executive shall fully comply with BioLine’s policies regarding its computers and network, as may be in effect from time to time.

10.
Expenses. Executive shall be reimbursed for all direct business expenses borne by Executive, in accordance with BioLine’s policies as determined by BioLine from time to time, provided that such expenses were approved by Executive’s Supervisor in advance. As a condition to reimbursement, Executive shall be required to provide BioLine with all invoices, receipts and other evidence of expenditures as may be reasonably required by BioLine from time to time.

11.
Equity Compensation. Subject to the approval of the Board of Directors of BioLine and the execution of the requisite agreements, Executive shall be granted (a) options to purchase Ordinary Shares par value NIS 0.10 each of BioLine, in the amount set forth in Exhibit A, and (b) performance stock units in the amount set forth in Exhibit A, all to be granted pursuant to, and in accordance with, the terms and conditions of the share incentive plan adopted by BioLine.

12.
Code of Business Conduct and Ethics; Internal Policies. Executive shall at all times comply with the Code of Business Conduct and Ethics attached hereto as Exhibit D, the Policy regarding Securities Trades by Company Personnel attached hereto as Exhibit E, the Company’s Internal Enforcement Policy attached hereto as Exhibit F, and all other internal policies and procedures of BioLine, as shall be updated from time to time. Updates to Exhibits D, E and F, and copies of BioLine’s internal policies and procedures, can be obtained at BioLine’s human resources office. Executive represents that she has read Exhibits D, E and F, will acquaint herself with BioLine’s other internal policies and procedures and agrees to comply with their terms, including any amendments and updates thereto.

13.	General.

13.1.
The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.2.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements with respect to the subject matter hereof. This Agreement may not be modified except by written instrument signed by a duly authorized representative of each party. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. If it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

13.3.
This Agreement may be assigned by BioLine. Executive may not assign or delegate her duties under this Agreement without the prior written consent of BioLine. This agreement shall be binding upon the heirs, successors and permitted assignees of Executive. The provisions of this Agreement shall survive the termination of the Employment Period and the assignment of this Agreement by BioLine to any successor or other assignee.

13.4.	The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Executives (Employment Terms) Law, 2002.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BioLineRx Ltd. By: ______________________________________ Name: ____________________________________ Title: _____________________________________	Executive Name: _____________________________________ Signature: __________________________________

Exhibit A
Particulars of Employment

1.	Name of Executive:	Merril Gersten
2.	Address of Executive:	13472 Calle Colina Poway, California 92064
3.	Position in BioLine:	Chief Scientific Officer
4.	Commencement Date:	May 10, 2016
5.	Notice Period:	60 days
6.	Base Salary:	NIS 52,000
7.	Equity Compensation	100,000 stock options, subject to Board approval 50,000 performance stock units (PSUs), subject to Board approval
8.	Vacation Days Per Year:	20
9.	Manager’s Insurance/Pension Fund	Yes
10.	Disability Insurance	Yes
11.	Advanced Study Fund	Yes
12.	Mobile Phone	Yes
13.	Computer	Yes
14.	Car	Yes, senior manager level

_______________________________________ BioLine	_______________________________________ Executive

Exhibit B

Proprietary Information, Confidentiality and Non-Competition Agreement

1.	General.

1.1.
All capitalized terms herein shall have the meanings ascribed to them in the Employment Agreement to which this Exhibit B is attached (the “Employment Agreement”). For purposes of any undertaking of Executive toward BioLine, the term BioLine shall include all subsidiaries and affiliates of BioLine.

1.2.
Executive’s obligations and representations and BioLine’s rights under this Exhibit B (this “Agreement”) shall apply as of the Commencement Date of the employment relationship between BioLine and Executive, and as of the first time in which Executive became engaged with BioLine, regardless of the date of execution of the Employment Agreement.

1.3.	Executive’s undertakings hereunder shall remain in full force and effect after termination of this Agreement or the Employment Agreement, or any renewal thereof.

2.
Executive acknowledges that he/she has received or may receive information of a confidential and proprietary nature regarding the activities and business of BioLine, its subsidiaries or affiliates, all whether in oral, written, graphic, or machine-readable form, or in any other form, including, but not limited to, (i) patents and patent applications and related information, (ii) trade secrets and industrial secrets, and (iii) drugs, compounds, molecules, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, ideas, know-how, trade secrets, drawings, inventions, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, discoveries, developments, designs, techniques, instruments, devices, computer software and hardware related to the current, future or proposed products and services, and including, without limitation, information regarding research, development, new service offerings or products, marketing and selling, business plans, forecasts, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities, and personnel (collectively, “Confidential Information”). Confidential Information may also include information furnished to BioLine by third parties, which, for purposes of this Agreement, shall all be deemed Confidential Information of BioLine. Notwithstanding the aforesaid, information that is in the public domain, through no act or omission of Executive shall not be deemed Confidential Information. The Confidential Information and all right, title and interest therein will remain at all times the exclusive property of BioLine (or any third party entrusting its own Confidential Information to BioLine).

3.
At all times during the Employment Period and thereafter, Executive will hold all Confidential Information in strictest confidence and will not disclose, use, or make any copies thereof, unless required to by law or injunction. Executive hereby assigns to BioLine any rights that Executive may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of BioLine and its assigns or licensors, as applicable.

4.
Executive represents that he/she has assigned to BioLine all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived, developed, made or reduced to practice by Executive prior to the date of the this Agreement or the Commencement Date, whichever is earlier (collectively referred to as “Prior Inventions”), in which Executive has or purports to have any ownership interest in or a license to use, and which relate to BioLine’s current or proposed business, products or research and development. Notwithstanding the foregoing, this Agreement will not be deemed to require assignment of any invention which was developed entirely on Executive’s own time without using BioLine’s equipment, supplies, facilities, or Proprietary Information and which is not related to the BioLine’s actual business, research or development. In addition, the Agreement will not apply with respect to inventions, if any, that were reduced to practice, made or conceived by Executive not in connection with Executive’s relationship with BioLine and have been fully disclosed to BioLine prior to Executive’s engagement with BioLine (“Excluded Inventions”).  All Excluded Inventions existing as of the date hereof are listed in Schedule 1 hereto. If, in the course of Executive’s employment, Executive incorporates an Excluded Invention into a product, process or machine of BioLine, BioLine is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Excluded Invention.  Notwithstanding the foregoing, Executive agrees that: (i) Executive will not incorporate, or permit to be incorporated, Excluded Inventions in any Inventions of BioLine without the BioLine’s prior written consent, (ii) Executive’s failure to obtain such prior consent shall not affect the grant of the license relating to the Excluded Inventions as specified in this Section 4.

5.
Executive will promptly disclose and describe to BioLine all inventions, improvements, designs, concepts, techniques, methods, processes, know how, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets that are made, developed, conceived or first reduced to practice or created by Executive, whether alone or jointly with others, during Executive’s employment with BioLine (i) which relate to BioLine’s business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on BioLine’s time or with the use of any of BioLine’s Confidential Information or other information, equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work performed by Executive for BioLine (the “Inventions,” and each an “Invention”).

6.
Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights (defined below) are first reduced to practice or first fixed in a tangible medium, as applicable) to BioLine or its designee(s) all of Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes. Executive further specifically assigns to BioLine all original works of authorship, including any related moral rights, which are made by Executive (solely or jointly with others) during the Employment Period which are protectable by copyright pursuant to applicable copyright law. Executive also agrees to assign all of her right, title and interest in and to any particular Invention to any third party, including without limitation government agency, as directed by BioLine. Executive hereby waives and irrevocably quitclaims to BioLine any and all claims, of any nature whatsoever, that Executive now has or may hereafter have for infringement of any and all rights in Inventions and Proprietary Rights. To the extent any moral rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, Executive hereby waives such moral rights and consent to any action of BioLine that would violate such moral rights in the absence of such consent.

The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including moral rights, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; and (iv) all other intellectual property rights throughout the world.

7.
Executive specifically acknowledges and agrees that Executive’s duties with BioLine will entail the invention and development of new ideas, technologies, products and other confidential and proprietary information, and that the creation of any such intellectual property is an inherent part of Executive’s duties with BioLine. Executive expressly agrees that the consideration paid to Executive pursuant to her Employment Agreement constitutes the sole consideration to which Executive may be entitled to for the assignment of any and all Inventions or Proprietary Rights made, developed, conceived or first reduced to practice or created by Executive (or with her assistance or contribution) including, without limitation, in accordance with Section 134 of the Patent Law, 5727-1967 (the “Patent Law”), and Executive shall not be entitled to receive any additional consideration in this respect whatsoever. Without derogating from the aforesaid, it is hereby clarified that the level of Executive’s compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments. The above will apply to any “Service Inventions” as defined in the Patent Law. It being clarified that under no circumstances will Executive be deemed to have any Proprietary Right in any Service Invention, notwithstanding the provision or non-provision of any notice of an invention or BioLine’s response to any such notice, under Section 132(b) of the Patent Law. This Agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

8.
Executive will assist BioLine in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to any Inventions in any and all countries.  To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as BioLine may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to BioLine or its designee.  Executive’s obligation to assist BioLine with respect to Proprietary Rights relating to any such Inventions in any and all countries shall continue indefinitely beyond termination of the Employment Period for any reason (the “Termination Date”), but BioLine shall compensate Executive at the rate of $350 per hour after the Termination Date for the time actually spent by Executive at BioLine’s request on such assistance.

9.
If BioLine is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints BioLine and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and holds BioLine harmless from any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to BioLine.

10.
Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by BioLine) of all Confidential Information developed by Executive and all Inventions made by Executive during the Employment Period to BioLine, which records shall be available to and remain the sole property of BioLine at all times.

11.
During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of BioLine any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

12.
Upon the earlier of (i) a written request by BioLine; or (ii) the expiration or termination of the employment, Executive shall promptly return to BioLine all Confidential Information, together with any and all copies or excerpts thereof and any and all other information directly or indirectly derived therefrom. Return or destruction of the Confidential Information as required hereunder shall not affect Executive’s remaining obligations pursuant to this Agreement.

13.	Non-Competition; Non-Solicitation.

13.1.
In consideration of Executive’s terms of employment, which include special compensation for Executive’s undertakings under this Section 12, and in order to enable BioLine to effectively protect its Proprietary Information, Executive undertakes that during the Employment Period and for a period of twelve (12) months from the Termination Date, Executive will not directly or indirectly: (i) carry on or hold an interest in any company, venture, entity or other business (including, without limitation, as a shareholder other than a minority interest in a publicly traded company) which directly competes with the products or services of BioLine (a “Competing Business”) ; (ii) act as a consultant, employee or officer or in any managerial capacity in a Competing Business, or supply in direct competition with BioLine services to any person who, to Executive’s knowledge, was provided with services by BioLine any time during the twelve (12) months immediately prior to the Termination Date; (iii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to Executive’s knowledge, was provided with services by BioLine at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by BioLine at the Termination Date; or (iv) employ, solicit or entice away or endeavor to solicit or entice away from BioLine any person employed by BioLine any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

13.2.
Insofar as the protective covenants set forth in this Agreement are concerned, Executive specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of BioLine, and the operations and business of BioLine; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of BioLine, and does not impose a greater restraint than is necessary to protect the goodwill or other business interests of BioLine. Nevertheless, if any of the restrictions set forth in this Agreement is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties intend for the restrictions set forth in this Agreement to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

14.
Executive represents that Executive’s performance of all the terms of the Employment Agreement and this Agreement does not and will not breach any agreement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s relationship with BioLine. Executive has not entered into, and agrees that he/she will not enter into, any agreement either written or oral in conflict herewith.

15.	Executive hereby consents that if Executive leaves the employ of BioLine, BioLine may notify any new employer of Executive’s rights and obligations under this Agreement.

16.
Executive acknowledges that any violation or threatened violation of this Agreement may cause irreparable injury to BioLine, entitling BioLine to seek injunctive relief in addition to all other legal remedies.

17.
Executive recognizes and agrees that: (i) this Agreement is necessary and essential to protect the business of BioLine and to realize and derive all the benefits, rights and expectations of conducting BioLine’s business; (ii) the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) good and valuable consideration exists under the Employment Agreement, for Executive’s agreement to be bound by the provisions of this Agreement.

18.	The terms of paragraphs 13.1 through 13.3 of the Employment Agreement shall apply to this Agreement.

19.	EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ITS TERMS AND HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.

Schedule 1 to Exhibit B

LIST OF PRIOR INVENTIONS
AND EXCLUDED INVENTIONS
(SECTION 4)

Modeling of the IL2 receptor
Modeling of the myeloid-T cell switch
Analysis of data relating to neuronal differentiation
Analysis of data relating to Alzheimer's Disease

Exhibit C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund
in lieu of Severance Pay under the Severance Pay Law 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)   The Employer’s Payments –

(a)   to the Pension Fund are not less than 14⅓% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2⅓% of the Exempt Salary.  In the event that the employer has not paid the above mentioned 2⅓% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)   to the Insurance Fund are not less than one of the following:

(i)   13⅓% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the  lower of either an amount  required to secure at least 75% of the Exempt Salary or in an amount of 2½% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)   11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2⅓% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)   No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)   the employee’s consent to an arrangement pursuant to this approval, in an agreement  specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)   an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)   This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

Exhibit D
BioLineRx Ltd. Code of Business Conduct and Ethics
Effective as of January 1, 2011

POLICY STATEMENT

It is the policy of BioLineRx Ltd. (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers and directors. This Code is designed to promote:

•
honest and ethical conduct by all of the Company’s employees, officers and directors, including the ethical handling by such persons of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) or the Israeli Securities Authority (“ISA”), and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	Accountability for adherence to this Code.

All directors, officers and employees of the Company are subject to this Code and are expected to adhere to and comply with those principles and procedures set forth in this Code that apply to them. The Company will take such disciplinary or preventative action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or to refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Compliance Officer. Approvals relating to Executive Officers and Directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or to refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to Executive Officers, senior financial officers and Directors may only be granted by the Board of Directors.

RESPONSIBILITY FOR COMPLIANCE

Your responsibility

You are obligated to adhere to this policy in the performance of your job responsibilities. When faced with a situation that requires an evaluation of what is, and what is not, proper business conduct, begin by applying the following criteria:

•	Is the course of conduct legal?

•	Is the course of conduct in accordance with the guidelines set forth in this Code and with Company policies and procedures?

•	Would you or the Company be compromised or embarrassed if the situation were known by your co-workers or the public?

•	Does the intended course of conduct have the appearance of impropriety?

If you are unable to answer “yes” to the first two questions and “no” to the second two questions with certainty, seek advice through the channels described under the section entitled “To seek advice or report non-compliance.”

Remember that failure to report a violation of this Code is itself a violation.

To seek advice or report non-compliance

If you suspect non-compliance, or have a question as to any aspect of this Code, including its interpretation, application or compliance therewith, regarding yourself or any other employee of BioLineRx, you must seek the advice of the appropriate Company authority, such as your immediate supervisor, human resources manager or General Counsel. If for any reason you feel uncomfortable discussing your concerns or questions with these individuals, or if you are dissatisfied with their responses, seek advice from the Internal Auditor. If you prefer, you may correspond anonymously with the Internal Auditor through our confidential mailbox: biolinerx@deloitte.co.il.

The Company Compliance Team:

Nurit Benjamini Audit Committee Chairperson email: nurit378@gmail.com Tel: 052-644-0745	Linur Dloomy, CPA (Deloitte) Internal Auditor e-mail: LDloomy@deloitte.co.il Tel: 052-583-9635

Disciplinary action

The Company intends to prevent the occurrence of conduct not in compliance with the Code, applicable laws or regulations, or other policies, procedures and guidelines prepared by our Company and its business units and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance with the Code will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

When in doubt . . .

If you think you are being asked to behave or conduct business in an illegal, unethical or otherwise inappropriate manner, or you suspect others of such behavior, immediately report your concerns through the channels described above. You will not be penalized for reporting what you believe, in good faith, to be a breach of the Code; even if it later turns out that a violation has not occurred.

THE EMPLOYMENT RELATIONSHIP

Terms of employment

BioLineRx employees are generally employed by the Company either pursuant to an employment contract or other arrangement. Subject to applicable law, both the employee and the employer are legally allowed to terminate the employment at will. This BioLineRx Code may be revised from time to time at the Company’s discretion and is not a contract of employment.

Anti-discrimination and anti-harassment

BioLineRx hires, pays, promotes and makes other employment decisions based upon lawful factors, such as qualifications and performance, and without regard to race, sex, color, religion, age, national origin, sexual orientation, disability or any other basis that is protected under applicable law.

Drug and alcohol abuse and drug-free workplace

BioLineRx prohibits the illegal use, sale, purchase, transfer, possession or presence in one’s system of drugs, other than medically prescribed drugs, while on the Company’s premises.

Workplace violence

BioLineRx does not tolerate workplace violence or threats of violence committed by or against employees or property.

Conflict of interest and opportunities for personal gain

All Directors, officers and employees must avoid relationships, activities or interests that conflict or appear to conflict with the interests of the Company. Directors, officers and all employees have an obligation to promptly disclose to their supervisor or local internal auditor any relationship, activity or interest that could possibly involve or appear to involve an actual or potential conflict of interest. If you are unsure whether something is a conflict of interest you are obligated to promptly disclose it to your supervisor.

Related Party Transactions

All Directors, officers and employees should immediately inform a representative of the Finance Department or General Counsel at the outset of negotiations or contacts regarding a potential transaction between an entity or a person related to a Director, officer or employee of BioLineRx or its subsidiaries and BioLineRx or its subsidiaries and in any event prior to completion of any such transaction (without regard to size or materiality).

Acceptance and giving entertainment or gifts

You may never accept bribes, kickbacks, or other types of unusual payments from any organization or individual seeking to do business with, doing business with, or competing with BioLineRx. You may accept gifts or entertainment of nominal value as part of the normal business process if public knowledge of your acceptance would cause the Company no conceivable embarrassment. In accordance with foreign laws, you are prohibited from directly or indirectly authorizing, offering, promising or giving anything of value to a foreign governmental official as a means of influencing or inducing the official to obtain or retain business for BioLineRx.

Fraud

You may not engage in fraudulent conduct. “Fraud” is the deliberate practice of deception in order to receive unfair or unlawful gain.

Financial reporting

All financial and other records of the Company are required to accurately and fairly reflect the Company’s assets, liabilities, revenues and expenses.

Outside employment or consulting

Employment as a consultant, officer, or manager of another business organization requires prior written management approval. Outside employment or consulting must never interfere with your job performance, utilize Company property or facilities, involve the implicit or explicit sponsorship of the Company, or create the possibility of adverse publicity for the Company.

Political activity and contributions

Requiring anyone at BioLineRx to make a personal or corporate contribution to any candidate, political party, or holder of any governmental office is prohibited. You are free to participate in lawful political activity.

Company records and accounts

All Company records and accounts are the property of BioLineRx. Company records and accounts must be maintained at all times in reasonable detail and in a manner that accurately reflects all business and financial transactions, including the disposition of assets. The destruction or falsification of a document in order to impede a litigation, governmental investigation, audit or examination is prohibited and may lead to prosecution for obstruction of justice.

Protection of the Company’s Property

All employees should endeavor to protect the Company’s property, plant and other tangible and intangible assets. Company property should not be used for non-Company business, though incidental personal use may be permitted.

Expense accounts

The Company recognizes its responsibility to reimburse you for legitimate business expenses. Those expenses should be within reasonable limits and commensurate with the nature of the business assignment. You are expected to fully and clearly document business expenses and comply with the travel policy, which applies to your business unit/locale.

Employee privacy

Company information about employees is confidential and only those with a legitimate, work-related need may access such information. BioLineRx will not release any information about you to entities outside the Company without your written authorization or unless required to do so by applicable law, pursuant to a summons, subpoena or court order, or as deemed appropriate by the Company.

Proprietary information and intellectual property

Proprietary business, technical, personal information or any trade secret of the Company and its employees, customers and suppliers is considered confidential and must be safeguarded. Intellectual property developed by you or by others for the Company, or for which the Company has secured rights from others, should be used only for the benefit of the Company. Accordingly, all intellectual property rights derived from confidential information or other materials made, originated or developed by the employees shall belong exclusively to the Company, and the employees who are the inventors or developers of such intellectual property rights shall have no rights or benefits therein or deriving therefrom. You may not disclose proprietary information of the Company, its employees, customers, former employees, former customers or suppliers. These prohibitions continue even if you cease being employed by the Company for any reason.

Corporate data security

Corporate data refers to all information collected, created, processed and/or maintained in the normal course of BioLineRx’s business. The data may be in manual form (examples include verbal, handwritten, typed onto hard copy, microfilmed, photocopied or computer printouts), electronic form (examples include e-mails, voice-mails, computer memory, magnetic tape, cassette, disk, or diskette), or BioLineRx specific information included in computer applications programs, personal computing software, or operating system software.

All BioLineRx employees and any other person having physical or electronic access to corporate data are responsible for safeguarding corporate data by knowing and keeping such corporate data confidential.

Electronic communications

You may not access or use BioLineRx’s electronic and wire communications systems without appropriate authority. No individual shall use the passwords or codes of another individual in order to gain access to that individual’s e-mail, voice mail, or Internet communications on BioLineRx’s systems unless first authorized to do so by that individual or the Company. These systems are provided for Company business, and only occasional personal use of the systems is permissible. Occasional personal use means minimal and infrequent use that does not interfere with BioLineRx business or job performance. BioLineRx’s systems may not be used to access or transmit material that could embarrass, harass, or offend other persons.

External communications

Requests for financial or business information, for interviews with any BioLineRx employee including comments or responding to requests relating to BioLineRx or its business, or the issuance of any press releases by any BioLineRx employee must be referred to the Company’s Chief Financial Officer.

Public disclosure requirements

All reports and submissions (“Reports”) of BioLineRx to the SEC, NASDAQ, the Israel Securities Authority and the Tel Aviv Stock Exchange must comply with applicable legal and exchange requirements and may not contain material misstatements or omit material facts.

RELATIONSHIPS WITH BUSINESS ENTITIES AND AUTHORITIES

Product quality

We are committed to making safe quality products for our sublicensees and future users of our products. We expect each BioLineRx employees to contribute to these standards by providing high quality work, being fully familiar with applicable laws and regulations that are pertinent to their areas of responsibility and participating in training programs provided by the Company covering broad ranges of activities. Employees are also encouraged to exert diligence in identifying and preventing practices that could impair product quality, safety or compliance with law.

Economic Sanctions

BioLineRx employees must comply with the applicable laws and regulations relating to economic and trade sanctions and embargoes against certain countries or entities. This includes refraining from indirect facilitation of a prohibited transaction.

Foreign corrupt practices and anti-boycott laws

In accordance with local and/or foreign laws, BioLineRx employees are prohibited from directly or indirectly authorizing, offering, promising or giving anything of value to a foreign governmental official as a means of influencing or inducing the official to obtain or retain business for BioLineRx. BioLineRx employees also are required to comply with applicable corrupt practices laws and anti-boycott laws that prohibit participation in certain foreign boycotts.

Securities laws compliance/insider trading

All BioLineRx employees must strictly obey all laws that prohibit the trading of securities based on prior knowledge of “material,” “non-public” information about BioLineRx. You may not trade BioLineRx stock, nor recommend to others that they trade BioLineRx stock, until such information has been publicly disclosed. These restrictions also apply to any trading, including securities of other companies, based on material, non-public information about customers, competitors or business partners of BioLineRx, either when trading BioLineRx securities or the securities of these other companies as well.

Unfair trade practices and fair dealing

All BioLineRx employees must comply with applicable laws in their place of employment and the laws of other applicable jurisdictions that prohibit unfair or deceptive business acts and practices, as well as unfair competition

Environmental protection

As a Company we are committed to full compliance with all applicable environmental protection laws and expect your individual cooperation

Health and safety

Employees must observe safe practices on their jobs, report any injury or accident at work promptly and follow Company security and emergency policies and procedures.

Exhibit E

BioLineRx Ltd.

STATEMENT OF COMPANY POLICY

SECURITIES TRADES BY BIOLINERX LTD. PERSONNEL

BioLineRx Ltd. (the “Company”) has adopted the following Policy regarding trading by Company personnel in the Company’s securities.  The Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries.

The Need for a Policy

This Policy has been developed:

•	to educate all Company personnel;

•	to set forth guidelines for courses of action;

•	to protect the Company and all of its personnel against legal liability; and

•	to preserve the reputation of the Company and its personnel for integrity and ethical conduct.

Since the Company is a public company with its ordinary shares traded on the Tel Aviv Stock Exchange and its American Depositary Shares on the Nasdaq Capital Market, transactions in the Company’s securities are subject to both Israeli and United States federal securities laws and regulations.  These laws and regulations make it illegal for an individual to buy or sell securities of the Company while aware of “inside information.”  The U.S. Securities and Exchange Commission (SEC) and the Israel Securities Authority (ISA) take insider trading very seriously and devote significant resources to uncovering the activity and to prosecuting offenders.  Liability may extend not only to the individuals who trade on “inside information,” but also to their “tippers,” people who leak the inside information to the individuals who trade.  The Company and “controlling persons” of the Company may also be liable for violations by Company employees.

In addition to responding to the statutes and regulations, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just “insiders”).

The Consequences

The consequences of insider trading violations can be severe. The following are examples under U.S. law applicable to the Company:

For individuals who trade on inside information (or tip information to others):

•	a civil penalty of up to three times the profit gained or loss avoided;

•	a criminal fine (no matter how small the profit) of up to $5 million; and

•	a jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

•	a criminal penalty of up to $25 million.

Any of the above consequences – or even an SEC or ISA investigation that does not result in prosecution – can tarnish one’s reputation and irreparably damage a career. In addition, if an employee violates this Policy, Company-imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures.

Our Policy

It is the Company’s policy that no Company personnel nor any related persons may buy or sell securities of the Company while aware of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information.

This Policy also applies with equal force to information relating to any other company, including our collaborators, partners, suppliers, customers and others, obtained by Company personnel during the course of his or her service to or employment by the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.  Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator.  This Policy shall be administered by the “Policy Administrator,” who shall initially be the Chief Financial and Operating Officer.  The Policy Administrator may, however, change from time to time, and you are encouraged to consult the copy of this Policy that is included on the Company’s website to obtain current information concerning the Policy Administrator.

Material Non-Public Information.  Material non-public information (i.e., “inside information”) is any information that:

•	is not generally known to the public, and

•	which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.

Information “generally known to the public” is information released to the press or the industry and after public investors and the market have had a reasonable period of time to evaluate and react to the information. All other information is regarded as non-public.

Examples of Material Information.  Common examples of information that will frequently be regarded as material are:

•	quarterly or annual earnings results;

•	projections of future results or sales;

•	earnings or losses;

•	news of a pending or proposed merger, acquisition or tender offer;

•	an important financing transaction;

•	significant clinical or regulatory developments;

•	the entry into or termination of a significant collaboration, joint venture or strategic alliance;

•	changes in management;

•	significant new products or discoveries;

•	plans regarding strategy or significant capital investments;

•	impending bankruptcy or financial liquidity problems;

•	criminal charge or government investigations;

•	internal financial information which departs from what the market would expect; and

•	the gain or loss of any significant contract or agreement.

Either positive or negative information may be material.  We emphasize that this list is merely illustrative.

Twenty-Twenty Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight.  As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members and Others in Your Household.  These restrictions also apply to your “immediate family members” – that is, a spouse, parent, child or sibling and any other family member who shares the same address as, or is financially dependent on you.  Employees are expected to be responsible for the compliance of all family members with this Policy.  Employees are also expected to be responsible for the compliance of other persons who live in their household, whether or not related, with this Policy.

Tipping Information to Others.  Whether the information is proprietary information about the Company or information that could have an impact on our stock price, Company personnel must not pass the information on to others.  The above penalties apply, whether or not you derive any monetary benefit from another person’s actions.  Inside information is often inadvertently disclosed or overheard in casual, social conversations.  Care must be taken to avoid such disclosures.

When Information is Public.  As you can appreciate, it is also improper for Company personnel to trade the Company’s securities immediately after the Company has made a public announcement of material information.  Since the Company’s shareholders and the investing public should be afforded time to receive information and to act upon it, as a general rule you should not engage in any transactions until the beginning of the second business day after the information has been released.  Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you should trade.  If an announcement is made on a Friday, Tuesday generally would be the first day on which you should trade.  However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be absorbed by investors.  In such circumstances, you will be notified by the Policy Administrator regarding a suitable waiting period before trading.

Prevention of Insider Trading by Others.  If you become aware of a potential insider trading violation, you must immediately advise the Policy Administrator.  You should also take steps, where appropriate, to prevent persons under your supervision or control from using inside information for trading purposes.

Confidentiality.  Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the securities of the Company.  Company employees should not discuss internal company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community.  It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances.  Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Financial and Operating Officer.

Nothing in this Policy is meant to limit or change the obligations of confidentiality and non-use of non-public information that directors, officers, employees and consultants of the Company by virtue of their positions or their agreements with the Company. Such obligations also apply in the context of any electronic chat room or electronic bulletin board, including participation under a pseudonym.

Additional Prohibited Transactions

Since we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that such personnel should not engage in any of the following activities with respect to the Company’s securities:

•	Trading in the Company’s securities on a short-term basis. Any ordinary shares of the Company purchased in the open market should be held for a minimum of 60 days.

•	Short sales of the Company’s securities.

•	Use of the Company’s securities to secure a margin or other loan, except in limited cases with the prior approval of the Policy Administrator.

•	Transactions in straddles, collars, or other similar risk reduction devices, except in limited cases with the prior approval of the Policy Administrator.

•
Transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company), except in limited cases with the prior approval of the Policy Administrator.

Trading Blackouts Applicable to all Company Personnel

While it is never permissible to trade based on material non-public information, we are implementing procedures to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development).

Prohibited Periods for Trading.  No person to whom this Policy is applicable may trade in the Company’s securities during the following periods:

•
the periods starting on the 15th day after the close of each fiscal quarter and ending at the beginning of the second business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end; and

•
any other periods as determined by the Company. You will be notified by e-mail when you may not trade in the Company’s securities during such periods, and you will also be notified when trading restrictions are lifted.

There are no restrictions on exercising options without a sale. Selling the shares held as a result of exercising options is subject to the restrictions set forth above.

Pre-Clearance of Trades

In order to ensure and maintain compliance with this Policy, all transactions in the Company’s securities (acquisitions, dispositions, transfers, etc.), including the execution of Trading Plans (as defined below), by directors, members of Executive Management, financial team members and designated employees must be pre-cleared in advance by the Policy Administrator.  If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must contact the Policy Administrator or other designated individual prior to executing the transaction.  The Policy Administrator will use his reasonable best efforts to provide approval or disapproval as soon as practicable.  You must wait until receiving pre-clearance to execute the transaction.  Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process.  If the transaction is pre-cleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance.  Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material nonpublic information after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the transaction.

Please note that such pre-clearance does not provide the insider with immunity from investigation or suit; it is the responsibility of the individual to comply with the applicable securities laws and regulations.

Exception for Trading Plans

Notwithstanding the restrictions and prohibitions on trading in the Company securities as set forth in this Policy, persons subject to this Policy are permitted to effect transactions in Company securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Trading Plans”), including transactions during the prohibited periods discussed above.  Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information.  In order to comply with this Policy, the Company must pre-approve any such Trading Plan prior to its effectiveness.  Company personnel seeking to establish a Trading Plan should contact the Policy Administrator.

Application of this Policy to Persons Who Cease to be Associated with the Company

The laws against insider trading continue to apply to anyone who has material non-public information about the Company.  Therefore, even if an individual ceases to be employed by or associated with the Company, that person is prohibited by law from trading any securities of the Company for so long as he or she possesses material non-public information.

Company Assistance

Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator.  Remember, however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you.  In this regard, it is imperative that you use your best judgment.

Certifications

As a condition to continuing employment, all employees will be required to certify their understanding of and intent to comply with this Policy.  Members of the Board of Directors, Senior Management and other personnel may be required to certify compliance on an annual basis.

Certification

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Statement of Company Policy regarding Securities Trades by Company Personnel, a copy of which was distributed with this Certification.

Date: __________________________	Signature ________________________ Name: ____________________________ (Please Print)

Exhibit F

BIOLINERX LTD.

Intra-Organizational Enforcement Plan
Pursuant to and in accordance with the Law for the Improvement of Internal Enforcement Proceedings in the Israel Securities Authority, 5770-2010

This plan was approved by the Board of Directors of the Company on December 22, 2012 and has been updated as of October 2013.

1.	Contents

2.	Senior officer declaration

3.	General information on an administrative enforcement plan

4.	Organizational structure and division of functions and responsibility

5.	Guiding principles/issues addressed

6.	Appointment of an internal enforcement officer

7.	Contact and reporting

8.	Sanctions in events of violations and failure to report

9.	Findings of mapping of the existing situation

10.	Relevant procedures

11.	Assimilation plan

12.	Annex A

2.	Senior officer declaration

2.1	CEO’s message

The status of BioLineRx as a public company confers on it both advantages and responsibility. The main market for trading the Company’s shares is the Tel Aviv Stock Exchange. Therefore, we are subject to the Israeli Securities Law and the enforcement thereof by the Israel Securities Authority (“ISA”). When the ISA learns of breaches of the law, it has the power to sue companies and individuals in criminal proceedings and (after amendments to the law from 2011) to impose fines and other sanctions without the need to apply to the courts.

The administrative enforcement plan is intended to help us comply with the law, to correctly address violations and to demonstrate to the ISA that we treat seriously anything that is related to the offering of our shares. Understanding the plan and enforcing it in day-to-day life provides a solid basis for the investors’ trust in particular and for the Company’s public reputation in general.

Similarly to our code of business and ethics, this plan is intended for each and every Company employee, manager and Board member.

I request and expect your personal commitment to the enforcement of the procedure and full cooperation in its application.

This procedure is a living procedure which may change from time to time pursuant to relevant laws and regulations and according to the lessons learned during the assimilation of the plan.

I trust each and every one of you to comply with both the written plan and its spirit.

Dr. Kinneret Savitsky
CEO

3.	General information on an administrative enforcement plan

3.1	Improvement of Internal Enforcement Proceedings in the ISA Law, 5770-2010

The Law for the Improvement of Internal Enforcement Proceedings in the Israel Securities Authority, 5770-2010 (the “Law”), which was approved by the Knesset in January 2011, constitutes a significant change that requires reporting companies to immediately address the requirements of the new Law. The main parts of the Law regulate the establishment of an administrative committee that will deal with violations in the area of securities. If the committee reaches the conclusion that it was proven at the level of proof which is customary in civil law (a probability of more than 50%) that a violation was committed, it will be authorized to institute various means of enforcement against the violating party.

The committee will deal with various violations that are related to the Securities Law, 5728-1968 (the “Securities Law”) and other relevant laws. The common feature of such violations is that the mens rea that is set forth therein is at most that of negligence.

The means of enforcement that the committee will be authorized to impose will be significant fines, a demand to pay damages to the party injured by the violation, a payment to the State treasury which derives from profits that were generated as a result of the violation, a demand to institute acts to remedy the violation and prevent its recurrence, a prohibition on holding office in certain bodies, a suspension or revocation of a license and suspended punishment.

As is known, the Law establishes, inter alia, the strict responsibility of the CEO, due to which enforcement measures can be imposed as set forth in the Law.

(a)
“The CEO of the corporation and a partner other than a limited partner, are obligated to supervise and institute any and all reasonable means under the circumstances of the case to prevent the commission of a violation by the corporation or partnership, as the case may be, or by any of their employees.”

(b)
If a violation is committed the presumption is that the CEO of the corporation or a partner other than a limited partner in the partnership, as the case may be, has breached his obligation pursuant to Subsection (a) and may be subject to one or more of the means of enforcement as specified below…unless he proves that he has fulfilled his obligation pursuant to Subsection (a):

(c)
If the corporation has established adequate procedures to prevent a violation as provided in Subsection (b), appointed an officer on its behalf to supervise the compliance therewith, including with regard to providing guidance to the corporation’s employees for the compliance therewith, and instituted reasonable steps to remedy the violation and prevent the recurrence thereof, the presumption is that the CEO or the partner, as the case may be, has fulfilled his obligation as provided in Subsection (a).

According to commentators, all the provisions of Subsection (c) lead to an internal enforcement plan. So, too, thought the Israel Securities Authority (the “ISA”), when in August 2011 it released a Document on criteria for recognition of an internal enforcement plan in the area of securities and investment management (the “ISA Document”) and set forth that:

“The application in practice of an efficient enforcement plan by the corporation may be viewed favorably by the ISA with respect to the corporation or individuals therein in the context of its discretion in respect of the exercise of its powers of enforcement pursuant to the law.”

The ISA’s Document sets forth the standards that will be examined by the ISA when deliberating and deciding whether an efficient enforcement plan exists at a corporation. Based on the requirements of the Law, the ISA’s Document and the understanding of the Company’s management, the relevant information and instructions have been incorporated into the enforcement plan document that is set forth below.

3.2	What is an enforcement plan

This internal enforcement plan document is a document that is unique to the Company which set forth the activities to be undertaken in order to prevent the violations listed in the schedule to the administrative enforcement law.

3.3	Objectives of an enforcement plan

The creation, implementation and assimilation of a correct and suitable enforcement plan can constitute a dual safety mechanism for the Company and the individuals therein:

✓	Minimization of the possibility of the occurrence of a violation

Through the establishment of clear procedures, presentation of standards for conduct and implementation of controls for the application thereof in the day-to-day activity, ensuring that any and all individuals taking part in the Company’s relevant activity are aware of their obligation and the manner of their compliance therewith.

✓	Immediate effect on the examining entity in the event that a violation occurs

As stated in the Law and in the ISA’s Document, an enforcement plan is an indication that the Company (its managers and directors) has done everything within its power to try to prevent violations. Such a plan will provide a defense to their benefit whereby they have instituted any and all reasonable measures to prevent the offence for a body which is examining and/or dealing with an occurrence of a violation.

The primary objective of the enforcement plan is to ensure the proper activity of the Company in accordance with any and all regulatory obligations and desired standard of conduct insofar as the same are relevant to the Securities Law and the regulations promulgated thereunder.

The plan intends to establish existing proper conduct, to create a compilation of information and procedures that are relevant to the organization and to assimilate the conduct which is desired and required of each and every one of the Company’s employees and officers and to promote an organizational culture of compliance with and respect for the Law.

All employees and/or officers should be able to consult the document if and when they encounter an issue pertaining to the content of the plan and to find answers with regard to the conduct that is appropriate and expected of them, whether it is a procedure which offers guidance on how to act or a referral to consultation with a relevant body.

3.4	Applicability of the enforcement plan

This plan applies to BioLineRx (the “Company”) by virtue of its being a public company whose shares are listed on the Tel Aviv Stock Exchange. The plan applies to all of the Company’s echelons, i.e. the Company’s employees, senior officers, managers and directors. It is important to emphasize that the plan also applies to the employees of any and all subsidiaries of the Company in view of their involvement with the operations of the parent company.

3.5	Prohibition on insurance and indemnification

The Law explicitly contains a prohibition on insurance and/or indemnification in respect of violations of the Law.

The Law establishes that a proceeding to impose a pecuniary sanction, an administrative proceeding or an arrangement proceeding cannot be insured. A pecuniary sanction imposed on a corporation, its controlling shareholder or an employee in a proceeding as aforesaid cannot be indemnified or paid, either directly or indirectly.

However, an employee can be indemnified or insured for payment to the party injured by the violation and additionally for expenses that he shall have incurred in relation to a proceeding that was conducted in the matter of the employee, irrespective of the results of the proceeding.

In November 2011, the Company’s articles of association and letters of insurance and indemnification of the officers were updated accordingly, such that a provision was set forth that permits the insurance and/or indemnification pursuant to the provisions of the Securities Law.

3.6	Documentation and provision of documents for inspection and storing of documents

The Law and the schedules include a reference to the issue of providing documents for inspection. As part of the enforcement plan and its procedures, the Company is obligated to make available for inspection any and all relevant documents (for example, a prospectus that was authorized for publication, a registration document or any and all reports, opinions, approvals, reports or notices that were filed) at its head office.

Relevant procedures shall specify the responsibility for the fulfillment of the right of inspection insofar as will be required.

4.	Organizational structure and division of functions and responsibility

4.1	Organizational structure for the issue of administrative enforcement (areas of responsibility, reporting chain, decision making, etc.)

4.1.1	Responsibility of the Board of Directors and its committees

4.1.1.1	Formulation and adoption of the Company’s internal enforcement plan

As the body responsible for outlining the Company’s policy and supervising its performance and acts, the Board of Directors (including its committees) plays a central and decisive role in the formulation and adoption of the Company’s internal enforcement plan and it bears the overall responsibility for the supervision over the actual performance thereof.

Pursuant to the ISA’s requirement that the Board of Directors determine which body is responsible for the supervision over the performance of the enforcement plan (the “Responsible Body”), whether the Board of Directors itself or the Audit Committee or any other committee thereof, the Board of Directors determined that the Audit Committee shall be the Responsible Body as aforesaid.*

Such responsibility of the Audit Committee as the Responsible Body shall be applied through:

1.	Special-purpose meetings for the presentation of the subject.

2.	Presentation, discussion and approval of the outline of the enforcement plan project.

3.	Presentation of the findings of the mapping of the existing situation (compliance survey) and deliberation on the recommendations deriving therefrom.

4.	Presentation, discussion and approval of the procedures comprising the internal enforcement plan.

5.	Approval of the final plan.

The Audit Committee shall be involved in the implementation of the plan during the usual conduct of business as specified below.

The Audit Committee, including all of the members thereof, will take an active part in all stages of the formulation and adoption of the plan:

•	Setting the enforcement plan into motion

•	Mapping of the existing situation

•	Formulation of the plan and its procedures

•	Formulation of the assimilation plan

•	Ongoing monitoring

This Plan was approved by the Audit Committee on March 21, 2012 and by the Board of Directors on March 22, 2012.

4.1.1.2	Implementation of the plan

The Responsible Body shall oversee the enforcement plan and ensure that it is executed by way of receiving periodic reports from the Enforcement Officer and management, discussing them same and examining the means of action employed by the Company as arising therefrom. The Audit Committee shall ensure that the Audit Committee and management review the need to update and refresh the plan once a year.

The implementation of the plan shall be performed inter alia through ongoing reporting as specified above and through the assimilation plan as the same is specified in Chapter 11 of this plan.

4.1.1.3	Supervision of the enforcement plan

The Responsible Body, i.e. the Audit Committee, shall supervise the plan’s performance. To this end, the internal auditor’s audit plan for 2013, includes follow-up of the implementation of the administrative enforcement plan.

4.1.1.4	Handling violations of the enforcement proceedings

The Responsible Body shall ensure that the provisions of the enforcement procedures are applied in practice. In addition, the Responsible Body shall ensure that violations of the plan will be appropriately handled, the deficiencies corrected, conclusions drawn, and in the appropriate cases, measures taken against the violating parties.

(*)           Relevant quotations from the minutes of the Board of Directors and Audit Committee are attached hereto, marked as Annex A.

The manner of contact and reporting is specified in Chapter 7 of this plan and was approved by the Audit Committee and Board of Directors as part of the plan’s approval. The Company shall approve in each procedure separately, insofar as necessary, the required sanctions and disciplinary action.

4.1.1.5	Reporting to the Board of Directors and the Audit Committee

The Audit Committee as the Responsible Body or a body authorized thereby shall report as needed and at least annually to the Board of Directors on the implementation of the enforcement plan and related issues at the Committee’s discretion.

A report to the Board of Directors may include but is not limited to supervision of the implementation of the plan through demanding periodic reports on the approval of the enforcement plan, updating the plan and its procedures, appointing relevant bodies, and the results of the supervision of the implementation and effectiveness of the plan.

4.1.2	Responsibility of the CEO/management – steering committee

The ISA’s Document provided that the CEO is the officer with supervisory responsibility to ensure the compliance of the Company and its employees with the securities laws through the shaping of the internal enforcement mechanisms.

Management is responsible for the shaping and formulation of the enforcement plan and its presentation for the Audit Committee’s approval. In addition it is responsible for the ongoing implementation of the plan.

Management shall act through the Enforcement Officer, Adv. Norman Kotler, as appointed on February 5, 2012, and through the Chief Financial & Operating Officer, Philip Serlin, CPA.

As part of the fulfillment of such obligation, the CEO has appointed a steering committee to shape the internal enforcement mechanisms. The steering committee includes the following:

Chief Financial & Operating Officer

Executive Director of Finance and Reporting

General Counsel and Internal Enforcement Officer

The steering committee is responsible for shaping the enforcement mechanisms, performing the compliance survey, writing the enforcement and assimilation plan and obtaining the suitable approvals from the relevant bodies.

4.1.3	Responsibility of the Chief Financial & Operating Officer

The Chief Financial & Operating Officer, as management’s representative, is responsible for leading and managing the process of writing the enforcement plan and determining the mechanisms included therein.

Such power includes review and approval of the compliance survey, the enforcement plan and the procedures included therein.

The Chief Financial & Operating Officer as the direct supervisor of the Enforcement Officer shall supervise his activity as the officer responsible for internal enforcement.

4.1.4	Responsibility of the General Counsel and Internal Enforcement Officer

The General Counsel of the Company, as the officer in charge of the compliance culture and proper corporate governance in the Company and as the officer responsible for the compliance of the Company, its officers, managers and employee with the laws and regulations that apply to them, is involved in shaping, implementing and ensuring the compliance with the enforcement plan and examining the suitability of the mechanisms set forth in the enforcement plan and its procedures to the laws that apply to the Company.

The General Counsel shall take an active part in the deliberations of the steering committee of which he is a member, and by virtue of his appointment as the Internal Enforcement Officer (also to be referred to in this plan as the “Officer”) at the Company shall act to fulfill his obligations.

Responsibility

The Officer shall in practice lead the implementation of the enforcement plan. Powers shall be conferred on the Officer, enabling him to carry out the processes and mechanisms included in the enforcement plan and that are inter alia specified in the standards in the ISA Document and in Chapter 6 of this plan, “Appointment of the Enforcement Officer”.

The Officer’s responsibilities and the acts for the implementation of the enforcement plan are specified in the assimilation plan in Chapter 11.

For any question or query on the issue of the enforcement plan, please contact the Officer:

Adv. Norman Kotler
E-mail: normank@biolinerx.com
Tel. 02-5489139

Determination of a work plan for the fulfillment of all of his obligations pursuant to this plan

The Officer shall be responsible to add as an annex

4.1.5	Internal auditor’s responsibility

The Internal Audit Law, 5752-1992, provides that the internal auditor of the Company is, inter alia, the body responsible for the examination of issues such as:  the propriety of the actions of the Company and the officers, the fulfillment of the provisions that are binding on the Company and the carrying out of decision-making processes according to proper procedures and, consequently, contributes to the Company’s compliance and enforcement mechanisms.

In accordance with his or her in-depth familiarity with internal control at the Company, the internal auditor shall take an active part in the deliberations and shaping of the enforcement plan insofar as will be required.

Ongoing supervision:

One of the roles of the internal auditor in the context of an enforcement plan is supervising the activity of the Officer and the enforcement plan (as defined in the ISA Document).

In order to perform such role, the auditor shall set include a periodic audit in his or her work plan, which may include:

Examining the relevance and effectiveness of the enforcement plan, the effectiveness of the Officer’s actions, examining the compliance with the enforcement plan and its procedures once every four years, handling irregular cases that were identified, completing the acts required in the enforcement plan within the required timelines.

5.	Guiding principles/issues addressed

BioLine is a dual-listed company that is listed on the Tel Aviv Stock Exchange and on NASDAQ in the U.S.

The Company’s reporting obligations derive mainly from the requirements of the U.S. Securities and Exchange Commission (“SEC”), and the reports deriving from its compliance with SEC’s requirements are also published in the ISA’s reporting system.

Pursuant to an examination of the violations in the Fifth and Seventh Schedules to the Law, and an examination of the relevance to the Company by the General Counsel and the Officer, the following issues were found to be relevant to the enforcement plan.

5.1	Prospectus/annual report process

Corporations publish a prospectus as part of the process of offering securities or bonds. In addition, under U.S. law, the Company is required to file an annual report with the SEC. The process of preparation of the annual report is similar to the one related to the preparation of a prospectus. The purpose of the prospectus and the annual report is to provide to the general public and to the reasonable investor in particular information that is essential to the decision to purchase the Company’s securities.

In view of the Company’s dual listing, it is obligated to institute a process with regard to a prospectus or annual report (and which is relevant to the process at the main stock exchange) upon the completion of which, the Company shall be able to publish a full, reliable and up-to-date prospectus or report that is approved by any and all relevant bodies and meets all of the regulatory requirements.

The process shall be regulated in the context of a procedure or a checklist, specifying the acts that are required and which shall be updated from time to time and as necessary.

5.2	Reports to the SEC and ISA

The purpose of the reports to the ISA is to update the investors and supervisory bodies on the Company’s condition and on developments or changes in its activity that may be relevant to the investing public. The Company’s reports are based on the reports to the SEC and which are required thereby.

All of the reports must include full, reliable and current information and to fulfill any and all relevant regulatory requirements.

A reporting obligation exists in various cases which affects the content and manner of reporting. This plan deals with three issues that arise from the obligations that apply as a result of the Fifth and Seventh Schedules

5.2.1           Periodic reports – In addition to an extensive annual report, a public company is required to release financial statements on a quarterly basis. In the Company’s case, the structure and content of the reports are audited and supervised according to international accounting standards and the rules of the SEC.

Establishing an internal procedure regarding periodic reporting will assist the Company in minimizing the risks related to the deadline for and appropriateness of the periodic reporting, and the fulfillment and enforcement thereof will assist in the prevention of failures on the part of employees and officers with regard to the subject, directly or indirectly.

5.2.2           Immediate reports – BioLine, as a dual public company, is required to immediately report (according to SEC’s reporting rules) material events which may have an effect on the price of the Company’s securities. The identification of the need to report, the decision on the need to report, the weighing of conflicting interests, the timing and content of the report, requires the Company to have an orderly process, which includes the identification of information which may have to be reported, the consultation with regard to the need to report, and the actual reporting, all within the timeframes prescribed in by applicable regulations.

The purpose of establishing a process and determining rules of activity and conduct is to provide current, accurate and full reporting to the SEC, the ISA and the public, on issues that are regulated in the securities laws and the regulations thereunder.

Establishing an internal procedure regarding immediate reports will assist the Company in minimizing the risks related to the deadline for and appropriateness of the periodic reporting, and the fulfillment and enforcement thereof will assist in the prevention of failures on the part of employees and officers with regard to the subject, directly or indirectly.

5.3	Prohibition on the use of inside information

Inside information is “information on developments in the company, changes in its condition, expected developments or changes, or other information about the company, which is unknown to the public and which, were it to become known to the public, would result in a material change in the price of the Company’s security or the price of another security of which the Company’s security is a basic asset.” It was determined in the legislation that the use of inside information for the purpose of a securities transaction or its transmission to another, are prohibited by law.

Each corporation is required to adopt rules and guidelines in order to fulfill Chapter H1 of the Securities Law including all of its provisions, as well as the U.S. laws which relate to such issue, all in order to prevent the use of inside information by the Company’s employees and other bodies.

It is necessary to put in place a process to cover the identification of the sensitive information, clarify the prohibition to use the same and assimilate it among any and all persons who come into contact with such information.

Establishing an internal procedure regarding the use of inside information will assist the Company in minimizing the risks related to the deadline for and appropriateness of the periodic reporting, and the fulfillment and enforcement thereof will assist in the prevention of failures on the part of employees and officers with regard to the subject, directly or indirectly.

5.4	Transactions with interested parties

Interested party transactions are transactions entered into between one of the interested parties of the company (or between a company affiliated with that party or a person related to it) and the company. Such transactions contain a potential for a conflict of interests that is higher than in ordinary transactions. Therefore, applicable laws and regulations set forth conditions to the approval of such type of transactions, inter alia, the manner of approval thereof by various organs of the corporation (including, under circumstances set forth in the law, an approval by a general meeting of a majority of the shareholders of the company from among the those shareholders who do not have a personal interest in relation to the transaction), and the disclosure to the public of the terms and conditions of the transaction.

In view of the regulatory requirements concerning the identification of such transactions, the manner of approval thereof and reporting thereon, a controlled process should be put in place concerning the subject, in order to reduce the related risks and assist in the prevention of failures in the matter.

5.5	Procedure for period end closing

In accordance with the Companies Law, 5759-1999, the Securities Law and U.S. securities laws, public companies must abide by all disclosure rules and prepare proper financial statements covering all accounting operations. Companies must therefore operate in accordance with orderly and well-defined work procedures, and generate reports conform to accepted accounting practices, according to the provisions of the law. The procedure for period end closing, which is in the advanced stage of drafting, intended to set in order the preparation of the Company’s financial statements.

6.	Appointment of an Internal Enforcement Officer

6.1	Appointment of an Officer

The Officer shall have the skills, knowledge and experience that are appropriate for his position and areas of responsibility and shall be a manager in the Company who is familiar with the Company’s activity and the business and regulatory environment in which it operates.

The Company’s management and the Audit Committee shall ensure that the Officer is given the powers and provided with suitable resources such that they will enable him to fulfill his duties and exercise his powers (as will be specified below) in an optimal manner.

6.2	The appointment and approval (and change) process

The candidacy of the Officer shall be presented to the Audit Committee together with management’s recommendation to appoint him as the Officer, after the presentation of his skills and experience. For the purpose of management and implementation of the internal enforcement plan, on February 5, 2012, the Audit Committee appointed Adv. Norman Kotler for the position of Internal Enforcement Officer.1

As set forth in the ISA Document, it was determined that the appointment of a new officer and/or removal of the Officer from his position require the management’s recommendation and the approval of the Audit Committee.

6.3	Powers

The Officer’s first and foremost authority is to implement the internal enforcement plan and lead the actual acts of enforcement pursuant to the plan,the requirements of the Law and the recommendations of the ISA and/or any other relevant body.

The Officer’s powers include but are not limited to the powers listed in the ISA Document:

6.3.1	Ongoing supervision:

The Company, through the Officer, shall ensure on an ongoing basis that the plan is actually implemented in order to achieve its goals as specified above.

Such supervision shall be performed through:

Formulation of periodic reports which include the means and actions that were taken in order to ensure the implementation of the plan, suspicionsof violations that were raised and how they were addressed, examination of relevance, updates and progress of assimilation of the plan, etc.

Presentation of the reports to the Company’s management and/or Audit Committee and/or Board of Directors and deliberation on the data reported by the forum to be determined.

Reporting of issues requiring immediate attention to the Company’s management and/or Audit Committee and/or Board of Directors.

Documentation of the processes related to formulation of the plan, and the means that were instituted to implement the plan and to handle violations, as well as documentation, provision of documents for inspection and preservation of documents pursuant to the provisions of the Law.

6.3.2	Investigating suspected violations:

In any case of a suspected violation brought to his knowledge, the Officer shall act to investigate the facts together with a special-purpose team to be appointed by the Chief Financial & Operating Officer, and if it transpires that there was a failure and a violation has occurred, he shall examine the reasons for the failure.

6.3.3	Remedying the violation:

The Officer shall act to remedy the discovered violation or failure as soon as possible and in accordance with the guidelines and approvals of the relevant bodies (the committee, managers and officers that are affected by the change, etc.)

6.3.4	Reporting the violation:

The Officer shall report the failure to the CEO, Chief Financial & Operating Officer, and according to the severity of the case, also to the chairman of the Audit Committee/Board of Directors, all according to the reporting requirements in this plan.

Insofar as the CEO and/or Chief Financial & Operating Officer are involved in the failure, the Officer shall contact the chairman of the Audit Committee. Insofar as the members of the Committee are involved in the matter, the Officer shall contact the internal auditor.

1See quote from the minutes of an Audit Committee meeting dated February 5, 2012, which appears in Annex A.

6.3.5	Preventing the recurrence of the violation

The Officer shall introduce new procedures or amendments to existing procedures, as well as controls over them, and approve the same with the relevant bodies. For the sake of clarity, by virtue of his position as the General Counsel of the Company, and for the purpose of performing his role as the Officer, the Officer shall have direct access at all times to any and all offices and documents of the Company and to any and all records and information at the Company, all as required, in his discretion, for his work.

Naturally, any and all inquiries and actions performed at the Company as part of the enforcement plan shall be performed in accordance with the law and without harming or disrupting any investigation or inquiry by law of which the Company is aware.

In any case of doubt whether or not an issue is within the Officer’s jurisdiction, the Officer or any other party shall consult with the Audit Committee.

6.4	Supervision over the Officer

As stated above, and as will be further specified below, the Audit Committee is responsible for the appointment and the termination of the appointment of the Officer.

The Chief Financial & Operating Officer is the direct supervisor of the General Counsel and Officer, and authority is conferred on him accordingly.

The supervision over the Officer’s activity and the implementation of the enforcement plan is within the responsibility of the internal auditor in the context of his or her ongoing work and at the request of the Audit Committee (such supervision shall be performed pursuant to the audit plan to be approved by the Audit Committee).

6.5	Officer’s reporting responsibility

The Officer shall report a failure to the CEO, Chief Financial & Operating Officer, and according to the severity of the case, also to the chairman of the Audit Committee/Board of Directors, all according to the reporting requirements in this plan.

The report to the Chief Financial & Operating Officer shall be performed after an initial inquiry proceeding by the Officer that shall include an initial factual inquiry.

The report to the Chief Financial & Operating Officer shall be performed no later than two working days after having first learned of the suspected violation, and in any event, no later than four days from the date on which the report shall have been made to him.

Insofar as the Chief Financial & Operating Officer and/or CEO are involved in the failing, the Officer shall contact the chairman of the Board of Directors or the Audit Committee. Insofar as members of the Audit Committee are involved in the matter, the Officer shall contact the internal auditor.

7.	Contact and reporting

7.1	Possibilities of contact and reporting in the event of a suspected violation

According to requirements and expectations, the Company has set forth internal mechanisms which enable the officers, directors, employees and service providers of the Company to report and warn about deficiencies and failures in relation to the fulfillment of the provisions of the securities laws or violations of the plan.

The reporting mechanisms for administrative enforcement issues shall be identical to those prevailing at the Company (reporting mechanisms upon a breach of the code of ethics, contacting and reporting to the internal auditor, etc.).

a.	Employees, officers and directors

In any case of a suspected violation or improper conduct, the Company’s employees, officers and directors have the possibility (and sometimes the obligation) to contact their direct supervisor, the internal auditor and/or the chairman of the Audit Committee.

Internal Auditor, Linur Dloomy, CPA	Audit Committee Chairperson, Nurit Binyamini

E-mail: ldloomy@deloitte.co.il	E-mail: Nurit378@gmail.com

Tel. 052-5838635	052-6440745

b.	Service providers

The Officer is responsible for adding a method of reporting by external parties.

In order that all relevant parties shall be aware of their reporting obligation and of the various possibilities of reporting a possible suspected violation, this information shall be passed on to all relevant parties in the context of this document, the training programs, the Company’s website, engagement agreements, employment documents, etc.

All of the relevant parties shall be familiar with the existence of the enforcement plan, the main parts of the plan and where it may be inspected, as well as the method of reporting and the rights of the reporting party (anonymity/confidentiality/favorable consideration in the event that he is the violating party, etc.).

The Officer shall confirm that once a year the aforesaid information is communicated to relevant bodies in an initiated manner (for example a dedicated e-mail)

The Officer shall confirm that the manner of approaching him is available at all times.

7.2	[intentionally omitted]

7.3	External reporting

There are situations in which a violation or a suspected violation of the securities laws requires reporting to the competent authorities (the ISA or the Israeli Police, as the case may require).

Even in those cases in which there is no reporting obligation, voluntary disclosure should be considered, since the ISA Document states that the ISA’s enforcement considerations in exercising its powers in respect of corporations and individuals include the factors of voluntary disclosure by the corporation and the corporation’s cooperation with the ISA.

Situations where there is a legal obligation to report to the ISA include among others situations in which an item was published which may mislead a reasonable investor or trading was done based on inside information.

In all situations in which there is no reporting obligation, the Officer shall discuss the need to report with the Chief Financial & Operating Officer and outside legal advisors. Their conclusion and the considerations that led thereto shall be brought for deliberation by the Audit Committee which shall be convened for such purpose.

General Counsel together with the Chief Financial & Operating Officer shall report to the competent authorities in accordance with the Company’s decision and soon after the date of the decision.

8.	Sanctions in events of violation and failure to report

As mentioned above, one of the functions of an enforcement plan is to encourage an organizational culture of compliance with, and respect for, the law. The ISA Document makes clear that “a culture of compliance means that the corporation is obligated to prevent violations of the law and to handle violations and violating parties with the appropriate measures.”

8.1	Determination of sanctions in events of violation

In view of the ISA determination that “the Company shall institute suitable measures against violating parties, including, in appropriate cases, disciplinary action in respect of anyone violating the provisions of the securities laws or the provisions of the enforcement plan”, the Company shall set forth in each procedure separately, insofar as necessary, the disciplinary action that is required.

9.	Findings of a mapping of the existing situation

Pursuant to Chapter 7 in the ISA Document: “Adjustment of the plan to the corporation and the unique circumstances thereof, after the performance of a compliance survey in the area of the securities laws”.

A summary of the first survey that was performed by Deloitte – Brightman Almagor Zohar, the Company’s consultants for the enforcement plan project, is available in the Officer’s files.

10.	Relevant procedures

Pursuant to the compliance survey, the Company has formulated the internal procedures that are specified below, while considering the Company’s structure, its unique features, and the potential risks and deficiencies in the area of the compliance with the securities laws to which it is exposed. The role of the procedures is to regulate and determine rules of activity and conduct, the purpose of which is to prevent violations of securities laws as well as to create work processes which will address and control such processes.

10.1	Statement of Company Policy – Securities Trades by BioLineRx Ltd. personnel

The draft procedure was approved by the Board of Directors on May 15, 2012. The procedure in its final form was approved by the Company’s management on June 6, 2012. The Chief Financial and Operating Officer was appointed as the officer responsible for the procedure.

The procedure is relevant to all of the Company’s employees and to those who come into contact with information which may constitute inside information.

10.2	Transactions involving interested and related parties

The procedure was approved for the first time in December 2010. An amendment to the procedure was approved by the Company’s management on July 3, 2012 and by the Audit Committee and Board of Directors in November 2012.

The Executive Director of Finance and Reporting and the General Counsel were appointed as the officers responsible for the procedure.

The procedure is mainly relevant to directors, other officers, the finance department and the General Counsel.

10.3	Procedure for prospectus/annual report/other reports to the SEC and ISA (Disclosure Controls)

The procedure was approved by Company management in September 2012 and by the Audit Committee and Board of Directors in November 2012.

The Chief Financial and Operating Officer and the General Counsel were appointed as the officers responsible for the procedure.

The procedure is relevant primarily to the Finance Department and the General Counsel

10.4	Period end closing procedure

(in progress)

Approved on ____________

Appointed as procedure officer: Manager of Reporting and Control

The procedure is relevant to the Chief Financial and Operating Officer and the Finance Department

11.	Assimilation plan

11.1           Background

An enforcement plan is a mechanism to encourage compliance which is binding on all of a company’s employees, managers and officers.

This document is not intended just for display and the familiarity with its content and the implementation hereof are material to the Company.

Therefore, the Company examined various possible mechanisms for the purpose of assimilation of the enforcement plan and the procedures related hereto, and established the selected mechanisms in an assimilation plan that is brought below.

The purpose of the assimilation plan is to promote and ensure the commitment of all of the relevant parties to the plan, their knowledge of the main parts hereof and the actual implementation hereof in all of their activity.

11.2           Presentation of the enforcement plan

After the completion of the enforcement plan and its approval by the relevant bodies, the plan shall be presented to all of the employees and managers at a Company meeting. At such meeting, the CEO of the Company shall present the main parts of the plan, the importance of compliance herewith, the role of the Enforcement Officer and the manner of publication of the plan.

Following the presentation of the plan, the plan and the procedures related hereto shall be posted on the Company’s website (path/link) and be sent via e-mail to the distribution list of all of the Company’s employees and managers.

A printed copy is to be kept at the offices of the Company’s CEO, Enforcement Officer and the Company’s auditor.

The Enforcement Officer shall examine the need for updating the general documents of the Company (like, for example, disciplinary code, the employment agreements, code of conduct, etc., as well as specific related procedures – employee initiation procedure, inside information procedure, etc.) in order that they include a reference to the subject of administrative enforcement.

From the ISA Document:

Measures shall be taken in order to ensure the commitment of all echelons of the corporation to the aforesaid procedures, for example, through the establishment of such commitment in the disciplinary code or employment agreements.

11.3           Implementation and assimilation of the enforcement plan

Publication of the enforcement plan

The enforcement plan shall be published on the Company’s portal/website and distributed via e-mail to all of the Company’s employees.

Following any updates of the enforcement plan, an e-mail shall be sent with a summary of the changes to all of the Company’s employees.

Team/forum of assimilation of the administrative enforcement plan

The steering committee referred to in Section 4.1.2 shall arrange for the implementation of the internal enforcement assimilation plan and the approval of any updates or modifications that will be performed.

New employee

Each new employee, upon his or her arrival at the Company and in the context of the employee’s initiation process as conducted by HR, shall be given access to the enforcement plan, be required to read the main parts hereof and sign that he or she has read the plan.

During the first month of his employment, the new employee will be required to participate in training by the Internal Enforcement Officer on the subject of administrative enforcement.

New officer

Each new officer shall participate in a talk with the Administrative Enforcement Officer at which the internal enforcement plan will be presented to him. At the end of the meeting, the officer shall sign a document in which he declares that he has read the plan and undertakes to comply with all provisions hereof that are relevant to him. The officer shall also receive a copy of the plan via e-mail or a link to its location on the Company’s website.

Assimilation and periodic communication – Company employees and managers

In order to ensure that all employees are aware of the obligations that apply to them by virtue of the Improvement of Internal Enforcement Proceedings in the ISA Law and the enforcement plan, a training session procedure shall be assimilated for all of the Company’s employees and managers as well as the Company’s officers.

Alternatives:

a.
Frontal training sessions shall be held by the Officer on behalf of the Company or by an outside body. The training sessions shall be performed at least once a year. The training sessions shall include a review of the enforcement plan, possible violations and reporting methods.

b.
Written training sessions. At least once a year the Officer shall send a presentation via e-mail to the employees that will include an employee guide – a review of the enforcement plan, possible violations and reporting methods. The employee shall be required to send a return e-mail to the Officer in which he confirms that he has read the content of the guide and undertakes to act according thereto.

The course presentation shall be attached as an annex.

Each employee shall complete the course at least once a year.

Every November the Officer shall distribute a request via e-mail to all of the Company’s employees and managers to complete the course within one month from the e-mail’s distribution date.

Toward the expiration of such period (about one week before the target date) the Officer shall distribute a reminder e-mail to all of the Company’s employees and managers. At the end of the period the Officer shall examine the response rate. In each case where an employee/manager shall have failed to fulfill the request, the Officer shall send an e-mail to the aforesaid employees and their managers, informing that they are required to complete the course and the proficiency test within 5 working days. Employees and managers who will fail to fulfill such demand shall be liable for sanctions by the Company pursuant to Chapter 8 of the enforcement plan.

The Enforcement Officer shall confirm that 100% of the Company’s employees and managers have participated in the course over the year. At the end of the year, the Enforcement Officer shall issue a report with regard to the administrative enforcement which shall include the percentage of the employees who shall have participated in training in such year.

The course shall be maintained and updated by the Enforcement Officer pursuant to changes in the enforcement plan and/or the assimilation plan.

Assimilation and periodic communication – officers/Board of Directors

The officers and Board of Directors shall participate in frontal training sessions held by the Officer on behalf of the Company or an outside body. The training sessions shall be held at least once a year. The training sessions shall include a review of the enforcement plan, possible violations, reporting methods.

The Enforcement Officer shall confirm that 100% of the Company’s officers/Board of Directors have participated in frontal training sessions over the year and if not, he shall arrange to make up the missing sessions towards the end of the year.

11.4           Implementation and assimilation of the related procedures in the enforcement plan

The Enforcement Officer, in collaboration with the relevant bodies (such as HR), shall map the populations that are relevant to the procedures related to the enforcement plan and determine which employees are required to participate in an assimilation process for each of the procedures (the “Mapping and Classification Process”).

Such process shall be performed at least once a year.

According to the Mapping and Classification Process, the employee shall receive the procedures that are relevant to his areas of responsibility and be required to sign a document whereby he understands their content and is committed to act according thereto. After the signing by him, the direct supervisor and the Officer shall sign in confirmation and receipt of the document. The Enforcement Officer shall also monitor the employees’ aforesaid signatures of the procedures to confirm that they comply with the Mapping and Classification Process and that all of the relevant employees have signed their commitment to all of the procedures that are relevant to their functions and areas of responsibility.

The steering committee responsible for the implementation of the enforcement plan shall confirm that 100% of the employees have signed the procedures that were sent to them.

11.5           Assimilation among parties external to the Company

As part of his work plan, the Officer shall define parties external to the Company that are obligated to comply with the enforcement plan and/or the related procedures, and have them sign the relevant procedures to attest that they have read and understood the obligations that apply to them by virtue of the Law, the enforcement plan and the procedures.

Existing engagements

Insofar as necessary, an annex to the contract shall be added to existing engagements in which the external party undertakes to information security and prevention of misuse of inside information in particular, and to the fulfillment of any and all regulatory obligations that apply to such party, including the Improvement of Internal Enforcement Proceedings in the ISA Law in general.

New engagements

Any new engagements with an external party shall be performed after the signing by such party of a confidentiality and engagement agreements. As part of such agreements, the external party shall undertake to maintain information security, prevent misuse of inside information in particular, and in general fulfill any and all regulatory obligations that apply to such party including the Improvement of Internal Enforcement Proceedings in the ISA Law.

11.6           Monitoring of and reporting on the assimilation of the enforcement plan and the related procedures

The Officer shall examine the fulfillment of the assimilation plan and report to the relevant bodies as set forth in Chapter 4 of the enforcement plan.

11.7           Assimilation acts pursuant to the updating of the enforcement plan

Once a year and as necessary the Officer shall examine the need for updating the assimilation plan as it is presented below.

The plan’s update shall be approved by the steering committee in the course of a meeting that will be convened to deliberate on the matter.

In respect of each update of the enforcement plan, the Officer shall examine the need to inform all parties about the main changes or the full, updated enforcement plan and shall choose the best suited means of assimilation in order to communicate the changes and/or the updated enforcement plan.

In addition, in respect of each change the Officer shall examine the need for updating the existing assimilation plan and assimilation tools.

The essential elements of the assimilation plan were approved by the Audit Committee and Board of Directors as part of the approval of the enforcement plan.

ANNEX A

Decisions of the Board of Directors and Audit Committee

Audit Committee decision from February 5, 2012:

“RESOLVED, that Norman Kotler, Adv., be appointed the person responsible for implementation of the Company’s Administrative Enforcement Plan.”

Audit Committee decision from March 21, 2012:

“RESOLVED, to approve the Administrative Enforcement Plan as presented to the Committee and to recommend approval of the Plan by the Board of Directors.”

Board of Directors decision from March 22, 2012:

“RESOLVED, to approve the Administrative Enforcement Plan as presented to the Board, with such non-substantive changes that may be subsequently made after further review by management and Deloitte.”

Board of Directors decision from November 13, 2013:

“RESOLVED, to ratify the appointment and authorization of the Audit Committee as the “responsible entity” for supervising the implementation of the Company’s Internal Enforcement Plan beginning November 24, 2011.”

Exhibit G

Vehicle Agreement

This Vehicle Agreement (the “Agreement”) is entered into on Click here to enter text. by and between BioLineRx Ltd., a company organized under the laws of the State of Israel, with its offices at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in 7177871 (“BioLine”), and Click here to enter text., whose address is Click here to enter text. (“Employee”).

WHEREAS, BioLine has employed Employee pursuant to a certain Employment Agreement, dated Click here to enter text.; and

WHEREAS, Employee has requested that BioLine provide him/her with a vehicle, and BioLine has agreed to provide Employee with a vehicle pursuant to the terms and conditions set forth herein.

Therefore, the parties agree as follows:

1.
BioLine shall provide Employee with the use of a vehicle selected by BioLine. BioLine shall have the sole discretion to determine the type of vehicle provided to Employee in accordance with the then current BioLine car policy. The vehicle, a detailed description of which appears in Exhibit A hereto (the “Vehicle”), will be provided to Employee no later than Click here to enter text. (the “Effective Date”) and for a period of up to thirty-six (36) months from the calendar month following the Effective Date (the “Term”). Upon receipt of the Vehicle, Employee shall execute the Vehicle Receipt Form attached as Exhibit B hereto. Notwithstanding the abovementioned, the Vehicle provided to Employee may have been leased to BioLine prior to the date hereof, in which event, the Term shall be amended accordingly, and this Agreement shall apply to the applicable Term. If Employee receives a vehicle for the interim period before the Effective Date (the “Temporary Vehicle”), the terms of this Agreement shall apply to the Temporary Vehicle in full. It is clarified, however, that the interim period shall not be considered part of the Term.

2.	Payments by Employee

2.1.
Employee acknowledges that the benefit he/she receives from the Vehicle is taxable, and agrees to bear all taxes arising out of the use of the Vehicle (“Vehicle Taxes”). Employee acknowledges that Vehicle Taxes will be withheld from his/her salary as required by law.

2.2.	Vehicle Taxes may be increased according to changes from time to time in the applicable tax regulations, and Employee’s Salary will be reduced accordingly in the event of such regulatory changes.

2.3.	Employee shall be responsible for the following payments:

2.3.1.	Fines and penalty payments including parking tickets and costs related to the imposing of a prohibited use notice (השבתה מינהלית);

2.3.2.
Fuel over the monthly limit specified in Exhibit A, as may be amended from time to time due to changes in the prices of fuel (the “Fuel Limit”). Employee will be charged once every six (6) months for use of fuel over the Fuel Limit, which will be calculated in accordance with Employee’s average use during the preceding six-month period (e.g., if Employee’s Fuel Limit is 1000 liters, and Employee’s average monthly use is 1100 liters, Employee will be charged for 600 liters (excess use of 100 multiplied by six months));

2.3.3.
Fines imposed by the leasing company for mileage costs exceeding the annual limit specified in Exhibit A, as may be amended from time to time based on Employee’s place of residence (the “Mileage Limit”);

2.3.4.	Highway 6 expenses (פסקל) and tolls, except for tolls related to business use, as set forth in Section 3.1 below;

2.3.5.	Tel Aviv Fast Lane expenses, except for tolls related to business use, as set forth in Section 3.1 below;

2.3.6.	Fines and expenses imposed by the leasing company for tolls related to travel on Highway 6 or the Tel Aviv Fast Lane that is not based on subscriptions arranged by Employee;

2.3.7.	Insurance deductible, which will be borne by Employee if the damage was caused by Employee, as follows:

a.	On the third occurrence of any such damage, Employee shall bear 30% of the insurance deductible.

b.	From the fourth occurrence of any such damage and onwards, Employee shall bear 50% of the insurance deductible.

c.
Employee will be charged as provided above only if damage was reported to the leasing company in a timely manner. If damage was not reported in a timely manner, and as a result the leasing company charges BioLine for additional events of damage, Employee will bear the full cost of the insurance deductible.

2.3.8.	Employee shall bear the cost of any flat tires, except for the first two (2) flat tires per year, as indicated in Section 3.1.1 below; and

2.3.9.
It is Employee’s responsibility to ensure that the Vehicle has a full tank upon sending the Vehicle to maintenance and repairs. If the Vehicle’s tank is not full, and an extra charge is billed for fuel, Employee shall bear the extra fuel charge, provided however that BioLine may decide in its sole discretion to bear such expense if Employee could not have predicted the repair.

2.4.
Employee undertakes to pay, upon first demand, all fines and penalty payments, such as parking tickets, etc., within sixty (60) days of receipt of the ticket. If Employee does not pay the required fines, etc., BioLine may withhold such amount from his/her Salary, together with any late penalties or additional payments which may be assessed.

2.5.
Employee confirms and represents that he/she is the holder of the Vehicle as of the Effective Date. Consequently, Employee hereby agrees to the assignment of any tickets, fines, penalties, as well as traffic points (נקודות) to Employee, and authorizes BioLine to carry out such assignment vis-a-vis the competent authority if required. Employee has executed the Confirmation and Assignment deed attached as Exhibit C hereto.

3.	Payments by BioLine

3.1.
BioLine shall pay or be responsible for the payment of the monthly leasing payment charged by the leasing company for the Vehicle (the “Lease Payment”), and for expenses related to the Vehicle, as follows:

3.1.1.	Insurance, licensing fees, maintenance and repairs, and the repair cost of two (2) flat tires a year, in accordance with BioLine’s car policy;

3.1.2.	Insurance deductible of 100% if the damage is caused by a third party, and the following portions of the insurance deductible if the damage is caused by Employee:

a.	100% of the insurance deductible in the first two occurrences;

b.	70% of the insurance deductible in the third occurrence;

c.	50% of the insurance deductible in the fourth occurrence and onwards.

3.1.3.	Fuel up to the Fuel Limit;

3.1.4.	Mileage costs up to the Mileage Limit;

3.1.5.
Reimbursement for Highway 6 tolls in connection with business related travel only, and subject to the installation by Employee of the Highway 6 meter (פסקל), in accordance with BioLine’s procedures for reimbursement of expenses;

3.1.6.	Reimbursement for Tel Aviv Fast Lane tolls in connection with business related travel only, and subject to Employee’s arranging a subscription; and

3.1.7.	Other expenses, all as may be decided from time to time by BioLine and in accordance with BioLine’s car policy then in effect.

3.2.	For the avoidance of doubt, BioLine shall not be responsible for the payment of any fines, penalties or other expenses as set forth in Section 2.3 above.

4.	Operation and Use of the Vehicle

4.1.	The Vehicle shall be the exclusive responsibility of Employee. Employee shall execute the Undertaking to Secure the Vehicle and Security Code in the form attached as Exhibit D hereto.

4.2.
Employee undertakes to abide by any and all laws and regulations regarding the use of the Vehicle and to operate the vehicle in a cautious manner. Employee further undertakes to notify BioLine immediately if Employee’s license is revoked for any reason. Employee will take all appropriate measures to avoid loss of or damage to the Vehicle or to any third party, and shall at all times comply with the then current BioLine car policy. Employee also undertakes to follow any other limitation or requirement set by the terms of the Vehicle’s insurance policy.

4.3.
Employee undertakes not to (a) transport more passengers or weight than are allowed by the insurance policy, (b) use the Vehicle for any purpose other than for work-related travel or for his/her own personal needs, (c) drive the Vehicle on unpaved roads or in places which are inappropriate for travel by a private vehicle, (d) take or drive the Vehicle to any areas which are outside the area of the State of Israel (including the Sinai Peninsula and the area of the Palestinian Authority), (e) use the Vehicle for towing, for pushing another vehicle or any other object, for competition, for racing, for testing stability or speed or for any other motor sport, (f) use the Vehicle for any illegal use, political purpose or in connection with any organization, strike or riot, or (g) leave the keys in the Vehicle while Employee is not in the Vehicle, or leave the Vehicle without activating the locking mechanism or other means of securing the Vehicle, even for a short time.

4.4.
Employee will bear the cost of any expense or damage to the Vehicle or to a third party (a) arising from any breach of the terms and conditions of this Agreement or from negligent use of the Vehicle, or (b) for which the insurance policy does not compensate BioLine. In addition, if a prohibited use notice (השבתה מינהלית) is imposed on the Vehicle, Employee shall fully cooperate with BioLine in order to release the Vehicle from impound, and shall not be entitled to receive a temporary vehicle during such period. Employee shall indemnify and hold BioLine harmless from any third party claims relating to the prohibited use notice (השבתה מינהלית), and will indemnify BioLine for any damages to the Vehicle, or any other damages which BioLine shall incur in connection thereof.

4.5.
The persons who are authorized to drive the Vehicle in addition to Employee are the members of Employee’s immediate family (spouse and Employee’s children) or Employee’s ‘significant other’, for reasonable family use only; provided that each such driver must hold a valid drivers’ license. Notwithstanding the foregoing, Employee must request BioLine’s explicit consent with respect to any driver who is over the age of 75 or under the age of 23, or any driver who has not held a valid driver’s license for at least two years. Without BioLine’s written consent, the drivers specified in the preceding sentence are not authorized to drive the Vehicle and will not be covered by the insurance policy.  All the terms set forth in this Agreement are deemed to be accepted by all persons who drive the Vehicle.

5.	Care and Treatment of the Vehicle

5.1.	Employee shall treat the Vehicle as if it was his/her own and shall ensure that the Vehicle remains in good condition.

5.2.	Employee will notify BioLine and the police if the Vehicle is stolen as soon as he/she becomes aware of the theft.

5.3.
Employee will notify BioLine or the person nominated by it of any damage or malfunction of the Vehicle, as soon as he/she becomes aware of the damage or malfunction, and will ensure that any required repairs are made. Employee will also notify BioLine or the person nominated by it of the regularly scheduled maintenance dates of the vehicle.  All care, maintenance and repairs to the Vehicle will be made only by the leasing company at its expense, unless Employee is specifically notified otherwise.

5.4.
Employee acknowledges that he/she may not make any alterations to the Vehicle’s interior or exterior, nor install any accessories in the Vehicle, including, without limitation, a car stereo or cellular speakerphone (דיבורית) without the prior written consent of BioLine. The cost of installing a cellular speakerphone shall be borne by BioLine, provided however that Employee is responsible for making the necessary arrangements for the installation of the cellular speakerphone. In addition, Employee acknowledges and undertakes not to add any sticker, sign or other visible notice on the Vehicle, whether including political statements or otherwise. Employee acknowledges that BioLine may, at its discretion require that the Vehicle bear BioLine’s logo.

5.5.	If an electronic device for measurement of gas (פזומט) is installed, Employee shall, to the extent possible, refuel only in the gas stations supporting the device.

5.6.
In the event of an accident, Employee: (a) will immediately notify both BioLine and the leasing company and will forward to them details of the accident in writing; (b) will immediately notify the police and other authorities, to the extent required by law; (c) will not admit or confess to any guilt or responsibility therefor or provide any information not required by law, nor will accept or propose any offers, payments, arrangements or any other obligations in connection with the accident; (d) will file an accident report provided by BioLine and will include all details including the names, addresses, licenses and insurers of all the parties involved, and the license plate numbers of all of the vehicles involved, whether or not any damage was caused to the Vehicle, (e) will not leave the Vehicle at the scene without appropriate cautionary measures, and (f) will notify BioLine and the leasing company of any summons received to appear before a court.

5.7.
In the event of a flat tire, Employee (i) shall change the tire to the spare tire, and notify BioLine, in according with BioLine’s car policy; (ii) shall be responsible to repair the flat tire as soon as possible, and in no event after traveling more than eighty (80) Kilometers with the spare tire, due to safety restrictions, and if a new tire is required, Employee shall obtain the approval of the HR department prior to the purchase of a new tire. Employee will be reimbursed for the repair in accordance with BioLine’s procedures for reimbursement of expenses.

6.	Return of the Vehicle

6.1.
Upon the termination of his/her employment with BioLine for any reason, Employee shall return the Vehicle to BioLine in working order and in good condition, subject only to wear and tear resulting from careful and reasonable use of the Vehicle. Employee shall return the Vehicle together with the car keys and any duplicates thereof provided to Employee, licenses and all other documents, and the Vehicle shall empty and without any object whatsoever belonging to Employee.

6.2.	It is hereby clarified, that in no event shall Employee place a lien on the Vehicle (in connection with any alleged debt or obligation of BioLine towards Employee, or for any other reason).

6.3.
If, prior to the expiration of the Term, Employee voluntarily terminates his/her employment or BioLine terminates Employee’s employment for Cause (as such term is defined in the Employment Agreement), Employee shall reimburse BioLine for any charges or penalties BioLine may suffer due to the early termination of the lease for the Vehicle; provided, however, that the amount of such penalty shall not exceed (i) the Lease Payment multiplied by three (3) in the event of termination prior to the first anniversary of the Effective Date, (ii) the Lease Payment multiplied by two (2) in the event of termination following the first anniversary of the Effective Date, and prior to the second anniversary of the Effective Date, and (iii) one Lease Payment in the event of termination following the second anniversary of the Effective Date, and prior to the third anniversary of the Effective Date. Such funds will be withheld from Employee’s salary.

6.4.	Employee shall not be entitled to use a Company Car during unpaid leaves or absences, unless specifically approved by BioLine in writing.

7.	General

7.1.
Employee confirms that he/she understands that any breach of or deviation from the terms of this Agreement will cause insurance coverage to be denied, and that any damage caused by such breach or deviation will be borne by Employee personally.

7.2.	Employee confirms and acknowledges that Employee’s obligations hereunder shall apply to any replacement vehicle provided to Employee.

7.3.	Employee acknowledges and agrees that the procedures set forth herein may be changed from time to time by BioLine, in its sole discretion.

7.4.
For the avoidance of doubt, nothing herein shall obligate BioLine to employ Employee or to continue Employee’s employment with BioLine, or derogate in any way from BioLine’s right to terminate Employee’s employment.

7.5.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements with respect thereto. This Agreement may be assigned by BioLine; Employee may not assign this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

________________________ BioLineRx Ltd. By: Philip Serlin Title: Chief Financial and Operating Officer	________________________ Employee Name: Date:

Exhibit A

Vehicle Specifications

Name of Employee:

I.D Number:

Vehicle Details:
Registration No.:
Make:
Model:
Year:
Color:
Accessories: Radio Disk+ Pazomat

Fuel Limit (monthly):

Mileage Limit (annual):
Payment for extra mileage up to Click here to enter text. Kilometers: NIS 0.12 per km.
Payment for extra mileage over Click here to enter text. Kilometers: NIS 0.4 per km.

Temporary Vehicle details:
Model: Similar
Delivery: End of working day.

Insurance Deductible: 800 NIS

Exhibit B

Vehicle Receipt Form

Name of Employee:

I.D Number:

Date:

Vehicle Model:

Registration No.:

Mileage on date of receipt (in kilometers):

I hereby confirm the receipt of the said vehicle, together with the following accessories:

1.	Valid License;
2.	Valid Insurance Certificate;
3.	Vehicle Manual;
4.	Maintenance Manual;
5.	Car Jack;
6.	Tire Wrench;
7.	Spare Tire;
8.	Car Key + other Security Measures;
9.	Triangle Warning Sign;
10.	Dustbin; and
11.	Sound System (Radio and Disk).

Additional Accessories: Click here to enter text.

Routine vehicle maintenance shall be carried out every 15,000 kilometers.

Comments:
____________________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________________

Employee Signature: _____________________________

Exhibit C

Confirmation and Assignment Deed

[deleted]

Exhibit D

Undertaking to Secure the Vehicle and its Coded Immobilizer

1.
I the undersigned, Click here to enter text., I.D. no. Click here to enter text., hereby confirm and undertake to BioLine that I and/or any other driver on my behalf authorized to drive the vehicle, model type Click here to enter text., vehicle number Click here to enter text., shall follow all of the instructions below:

•	I will not leave the vehicle without activating the installed security measures;

•	I will not leave the vehicle with the keys inside the vehicle;

•	I will not abandon the car keys;

•	I will not keep the vehicle’s coded immobilizer number and/or any other security measures, if such are installed, in proximity to the keys;

•	I will not leave the security code, if such is installed, inside the vehicle or in its proximity;

•	I will not leave a written copy of the security code, if such is installed, in an exposed place in the vehicle; and

•	I will watch over the vehicle while taking all reasonable precautions to avoid loss and/or theft of the vehicle.

2.
I hereby confirm that should I act contrary to the foregoing instructions or should I breach any of my obligations to safeguard the vehicle as a reasonable and cautious owner safeguards his own property, I will bear all damage expenses and/or loss caused to BioLine as a result of any action and/or failure to act by me/us, without any condition or restriction.

3.
For the avoidance of doubt it is hereby clarified that my signature below, confirming my obligation in accordance with this document, will take precedence over any agreement and/or representation and/or understanding, if there were such, prior to this date.

IN WITNESS WHEREOF:

Employee Signature: ______________________________

Date: